Transforming CSR’s Growth Potential and Profitability Transfer of handset connectivity and location development operations to Samsung for $310 million 17 July 2012 Exhibit 99.2

© Cambridge Silicon Radio Limited  2012

This presentation is for information purposes only. It does not constitute or form part of an offer to sell or any invitation to purchase or subscribe for any securities or the solicitation of an offer to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities in CSR plc (“CSR”), nor does it constitute the solicitation of any vote or approval in any jurisdiction in connection with the proposed disposal by CSR of its handset connectivity and location development operations technology to Samsung Electronics Co. (“Samsung”), the proposed equity investment by Samsung in CSR or the proposed return of capital by way of tender offer to CSR shareholders (together, the “Transactions”) or otherwise. Any decision, acceptance or response in relation to the Transactions by CSR shareholders should be made only on the basis of the information referred to in a shareholder circular seeking the approval of CSR shareholders for the
Transactions (the “Circular”).
This presentation provides financial information on an underlying basis. We present in this manner in order to: (a) provide consistency with the way management views the business and discuss performance with investors; (b) ensure that the measures are fully understood in the light of how CSR manages the business; (c) properly define the metrics used and confirm their calculation; (d)
share the metrics with all investors at the same time; (e)  improve transparency for investors; (f) assist investors in their assessment of the long-term value of CSR; and (g) assist investors in understanding management behaviour. The term “underlying” is not defined in IFRS, and may therefore not be comparable with similarly titled measures reported by other companies. Underlying measures should not be considered in isolation from, as substitutes for, or as superior measures to, IFRS measures. Underlying disclosures are based on International Financial Reporting
Standards, adjusted for amortisation of acquired intangibles, share option charges, integration & restructuring costs, acquisition fees, litigation settlements, patent settlements and the unwinding of discount on litigation settlements.
This presentation is for informational purposes only and does not constitute an offer to purchase nor a solicitation of an offer to sell any CSR ordinary shares or American Depositary Shares representing ordinary shares (the “Securities”). The return of capital described in this presentation has not been implemented and the potential tender offer has not commenced. If the return of capital is effected by means of a tender offer, CSR will file a tender offer statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) upon the commencement of such tender offer. The tender offer statement (including the offer to purchase, letter of transmittal and other tender offer documents) will contain important information that should be read carefully before making any decision to tender the Securities in the potential tender offer. If the tender offer is commenced, these materials, as well as any updates to them or other documents filed with the SEC, will be made available to all CSR  shareholders and holders of American Depositary Shares at no expense to them by contacting CSR or through CSR’s website www.csr.com. in addition, all such materials (and all other tender offer documents filed with the SEC) will be available at no charge at the SEC’s website at www.sec.gov.
Forward-looking statements
This presentation contains, or may contain, ‘forward-looking statements’ in relation to CSR and the future operating performance and outlook of CSR, as well as other future events and their potential effects on
CSR that are subject to risks and uncertainties. Generally, the words ‘will’, ‘may’, ‘should’, ‘continue’, ‘believes’, ‘targets’, ‘plans’, ‘expects’, ‘estimates’, ‘aims’, ‘intends’, ‘anticipates’ or similar expressions or negatives thereof identify forward-looking statements. Forward-looking statements include statements relating to the following: (i) expected developments in product portfolio, expected revenues, expected annualised operating costs savings, expected future cash generation, expected future design wins and increase in market share, expected incorporation of our products in those of our customers, adoption of new technologies, the expectation of volume shipments of our products, opportunities in our industry and our ability to take advantage of those opportunities, the potential success to be derived from strategic partnerships, the potential impact of capacity constraints, the effect of our financial performance on our share price, the impact of government regulation, expected performance against adverse economic conditions, and other expectations and beliefs of our management, and (ii) the expectations regarding the Transactions such as (a) the expected benefits of the Transactions , including the expected cost, revenue, technology and other synergies, the expected impact for customers and end-users, future capital expenditures, expenses, revenues, earnings, synergies, economic performance, financial condition, losses and future prospects, (b) business and management strategies and potential synergies and potential savings resulting from the Transactions, (c) the anticipated timing of shareholder meetings and completion of the
Transactions, (d) the effects of government regulation on CSR’s business, and (e) the other statements set forth in the body of the presentation contained herein.
These forward-looking statements are based upon the current beliefs and expectations of the management of CSR and involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond CSR’s ability to control or estimate precisely and include, without limitation: the ability to obtain governmental approvals of any of the Transactions or to satisfy other conditions to the Transactions on the proposed terms and timeframe; the possibility that the Transactions do not close when expected or at all, or that CSR may be required to modify aspects of the Transactions to achieve regulatory approval; the ability to realise the expected synergies or savings from the Transactions in the amounts or in the timeframe anticipated; the potential harm to customer, supplier, employee and other relationships caused by the announcement or closing of the Transactions; the development of the markets for CSR's products; the ability of
CSR to compete successfully; the CSR Group’s ability to develop and market products containing the technologies of CSR in a timely and cost-effective manner; continuing or worsening weak economic conditions, which could reduce the demand for products and cause the difficulty in predicting sales, even in the short-term; factors affecting the quarterly results of CSR; sales cycles; price reductions; increase in expenses;
dependence on and qualification of foundries to manufacture the products of CSR; production capacity; the ability to adequately forecast demand; customer relationships; attracting and retaining key personnel;
product warranties; the impact of legal proceedings; the impact of intellectual property indemnification practices; and other risks and uncertainties, including those detailed from time to time in CSR’s periodic reports filed with the U.S. Securities and Exchange Commission (whether under the caption Risk Factors or Forward Looking Statements or elsewhere). CSR cannot give any assurance that such forward-looking statements will prove to have been correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this presentation. Neither CSR nor any other person undertakes any obligation to update or revise publicly any of the forward-looking statements set out herein, whether as a result of new information, future events or otherwise, except to the extent legally required. Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of CSR, following the implementation of the Transactions or otherwise. No statement in this presentation should be interpreted to mean that the earnings per share, profits, margins or cash flows of CSR for the current or future financial years would necessarily match or exceed the historical published figures.
Cautionary Notes Regarding Forward-Looking Statements
© Cambridge Silicon Radio Limited  2012

Transaction Summary

© Cambridge Silicon Radio Limited  2012 © Cambridge Silicon Radio Limited  2012
Transaction Summary

Transaction
Highlights
CSR plc (“CSR”) to transfer to Samsung Electronics Co. (“Samsung”)
its handset connectivity and handset location development operations and grant an associated technology licence for $310m in cash
CSR restricted within handset market going forward
Samsung to invest an additional $34.4m in return for an equity stake of
4.9% of the current issued share capital of CSR at a price of 223p per share
CSR plans to return up to $285m of the net proceeds to shareholders post completion, including $40.5m that remains of the $50m buy-back announced in February 2012
Transaction is expected to be EPS accretive in 2013 before capital return, and significantly accretive after capital return
Completion expected to occur during the fourth quarter of 2012

© Cambridge Silicon Radio Limited  2012 © Cambridge Silicon Radio Limited  2012
Transaction Improves Growth Potential and Profitability

Creates focus on five high growth markets
• Addressable high-growth market expected to grow from $2.8bn in 2012 at 14% CAGR between 2012 and 2017
Accelerates platform strategy
• Approximately 61% of LTM* ongoing core business revenue from platforms vs 53%
for the current operations
Improves overall market position
• Approximately 61% of LTM* ongoing core business revenue from market-leading positions vs 44% for the current operations
Increases profitability
• LTM* underlying gross margin of 55.4% for the ongoing core business
• Expected to be EPS accretive in 2013 before capital return, and significantly accretive after capital return
*Last twelve months to 31 March 2012
Note: Ongoing core business excludes handset connectivity and legacy products

© Cambridge Silicon Radio Limited  2012 © Cambridge Silicon Radio Limited  2012
Key Elements of the Transaction (1)

Transferred
Operations
Transfer of handset connectivity and handset location development resources, including 310 employees from the following areas:
292 research and development employees (focused primarily on connectivity and location technologies)
18 marketing and support employees
Grant to Samsung of a world-wide perpetual, royalty-free, non-exclusive license of the Company’s intellectual property rights, in its connectivity and location products
Transfer to Samsung of 21 U.S. patents, which will be licensed back to CSR in perpetuity on a royalty free basis
Existing handset connectivity and handset location products remain with CSR
CSR to discontinue developing products for handset connectivity and handset location, except indoor location
together with certain associated fixed assets

© Cambridge Silicon Radio Limited  2012 © Cambridge Silicon Radio Limited  2012
Key Elements of the Transaction (2)

Conditions
Completion of the transaction is subject to:
CSR shareholder approval
Certain Korean anti-trust and other regulatory clearances
Minimum level of employees transferred to Samsung
Timeline
Shareholder circular expected to be posted by early August
General meeting for shareholder vote expected in mid August
Completion expected to occur during the fourth quarter of 2012
Equity investment from Samsung to occur at completion of transaction
Return of
Capital
The return of capital is expected to be implemented following the completion of the transaction
Return is expected to be implemented by means of a tender offer
Further details to be communicated to shareholders in due course

© Cambridge Silicon Radio Limited  2012 © Cambridge Silicon Radio Limited  2012
Principal Restrictions on CSR and Samsung

Restriction
Rationale
Samsung has the necessary protections so it can create value in the handset and wider mobile device field using
CSR’s connectivity and location technology
CSR has the necessary protections to enable it to create value outside of handsets/mobile
Principal
Restrictions
for CSR
Except for existing products, CSR will not sell connectivity products into the handset/mobile field.  This restriction falls away after 4 years from completion for products not combined with an Application Processor or after 10 years from completion for products combined with an Application Processor
CSR is generally unrestricted regarding commercialisation of location technology into any field.  However, CSR is restricted for 10 years from completion from selling location products combined with an Application Processor into the handset/mobile field
For 2 years from signing, CSR cannot grant any rights to an Application Processor company to clone latest generation products (other than discrete location chips)
Principal
Restrictions
for
Samsung
Samsung's license rights to CSR's patents extend only to the sale of connectivity and location products
Samsung will not use CSR's technology or patent rights to sell connectivity or location products into the non-
mobile field
The restriction on Samsung selling connectivity outside the handset/mobile field falls away after 4 years from completion for products combined with an Application Processor or after 10 years from completion for products not combined with an Application Processor. Samsung has additional limited rights to sell ASIC products with an
Application Processor into the non-mobile field after 2 years from completion
Change of
control
Certain of CSR's and Samsung's restrictions will fall away on a change of control of CSR, unless the new owner is a major Application Processor company, in which case they will continue to apply for two years from completion
Further details will be provided in the shareholder circular in due course

© Cambridge Silicon Radio Limited  2012 © Cambridge Silicon Radio Limited  2012
Mutually Beneficial Transaction

CSR
Creates focus on five high growth markets
Accelerates platform strategy
Improves overall market position
Increases profitability and enhances EPS
Realises value from handset technology investment
Samsung
Provides immediate access to world class handset connectivity capabilities and handset location technology
Complements Samsung’s application processor platform business
Improves Samsung’s competitive position in handset and wider mobile device markets
People
Transfer to a leading semiconductor company and handset manufacturer

Increased Focus

Bluetooth Smart
Voice & Music
Automotive Infotainment
Indoors Location
Imaging

© Cambridge Silicon Radio Limited 2012 © Cambridge Silicon Radio Limited 2012 Increases Focus on Five High Growth Markets Page 11

© Cambridge Silicon Radio Limited  2012 © Cambridge Silicon Radio Limited  2012
Double Digit Growth in Total Addressable Market

Source: TSR, Strategy Analytics, IMS, CSR estimates 2012
Note: Ongoing core business excludes handset connectivity and legacy products
Growth
Total addressable market of business excluding Legacy Product Group expected to increase by 7% CAGR 2012-2017 from $9.5bn to $13.5bn
Total addressable market of ongoing core business expected to increase by 11% CAGR 2012-2017 from $5.2bn to $8.5bn
Total addressable market of five growth areas within ongoing core business expected to increase by 14% CAGR 2012-2017 from $2.8bn to
$5.3bn

© Cambridge Silicon Radio Limited  2012 © Cambridge Silicon Radio Limited  2012
Accelerates Platform Strategy and Improves Overall Market Position

CSR Position CSR Platform
Voice & Music #1 Yes
Automotive Infotainment #2 Yes
Indoors Location New Market Yes
Imaging #1 Yes
Bluetooth Smart #1 Yes
60% of ongoing core business revenue from platforms in 2011 (51% in 2010), of which
100% (100% in 2010) is from market-leading positions
Source: iSuppli, TSR, Strategy Analytics, CSR estimates
Note: Ongoing core business excludes handset connectivity and legacy products

Financial impact

Revenue ($m)
$336m
$265m
$559m
$242m
$612m
$48m
$185m
2009
2010
2011
Handset Connectivity
LPG
Ongoing Core Business

© Cambridge Silicon Radio Limited  2012 © Cambridge Silicon Radio Limited  2012
Revenue Profile of the Ongoing Core Business

$601m
$801m
$845m
Note: Ongoing core business excludes handset connectivity and legacy products

© Cambridge Silicon Radio Limited  2012 © Cambridge Silicon Radio Limited  2012
Improves Profitability

Underlying
gross
margin and
profitability
of the
ongoing
core
business
LTM* underlying gross margin of 55.4% for the ongoing core business
LTM* underlying operating margin will improve from 4.9% to 7.3% for the ongoing core business
Transaction is expected to be EPS accretive in 2013 before capital return, and significantly accretive after capital return
*Last twelve months to 31 March 2012
Note: Ongoing core business excludes handset connectivity and legacy products

© Cambridge Silicon Radio Limited  2012 © Cambridge Silicon Radio Limited  2012
Financial Implications

Tax
Underlying effective tax rate going forward is expected to be broadly unaffected at approximately 20%
Transaction is expected to incur tax expenses and bring forward the date at which CSR becomes cash tax paying in the UK
Opex
Transfers underlying operating cost of $46.6m to Samsung
Ongoing reinvestment of $15m-$20m in five platform growth areas
Estimated run-rate of underlying operating cost is expected to be
$390m-$410m on an annualised basis by the end of 2012
Cash
Since substantially all the net cash proceeds will be returned, the disposal and the return of capital will not significantly influence our year end cash position

Trading update

© Cambridge Silicon Radio Limited  2012 © Cambridge Silicon Radio Limited  2012
Trading Update

Expected second quarter revenues at the top-end of $245m-$265m previous guidance
Remain cautious with respect to order patterns for the 2nd half of the year, current order patterns suggest Q3 revenues likely to be in the range of $260m-$280m
Remain on track to deliver market consensus revenue estimates for the full year

Summary

© Cambridge Silicon Radio Limited  2012 © Cambridge Silicon Radio Limited  2012
Summary

CSR to transfer to Samsung its handset connectivity and handset location development operations and grant an associated technology licence for
$310m in cash
Samsung to invest an additional $34.4m in return for an equity stake of
4.9% of the current issued share capital of CSR at a price of 223p per share
CSR plans to return up to $285m of the net proceeds to shareholders post completion, including $40.5m that remains of the $50m buy-back announced in February 2012
Transaction is expected to improve CSR’s growth potential and profitability
Transaction is expected to be EPS accretive in 2013 before capital return, and significantly accretive post capital return

Q&A

© Cambridge Silicon Radio Limited  2012 © Cambridge Silicon Radio Limited  2012
Appendix – Underlying to IFRS reconciliation

*Pre-transaction underlying results are based on International Financial Reporting Standards, adjusted for amortisation of acquired intangibles, share option charges, integration &
restructuring costs, acquisition fees, litigation settlements, patent settlements and the unwinding of discount on litigation settlements
**Ongoing core business excludes the results of the handset connectivity business which will be reported within the legacy products group, and the results of the existing legacy products group. It is based on the underlying group results, adjusted for the revenues and underlying operating costs attributable to these legacy business lines, no adjustments have been made for restructuring costs.
***Last twelve months to 31 March 2012
Reconciliation of underlying to IFRS Pre-transaction* Ongoing core business**
($m) LTM*** LTM ***
Underlying gross margin 50.1% 55.4%
Amortisation of intangibles (1.1%) (1.5%)
Fair value adjustment to inventory (3.2%) (4.3%)
IFRS gross margin 45.8% 49.6%
Underlying operating profit 44 47
Amortisation of intangibles (gross profit) (10) (10)
Fair value adjustment to inventory (28) (28)
Share based payment charges (17) (15)
Amortisation of intangibles (opex) (11) (11)
Acquisition fees (9) (9)
Integration and restructuring (39) (39)
De-recognition of contingent consideration 2 2
IFRS operating loss (68) (63)
Underlying operating margin  4.9% 7.3%
Impact of adjustments above (12.5%) (17.0%)
IFRS operating margin  (7.6%) (9.7%)